Exhibit 5.1

                      Satterlee Stephens Burke & Burke LLP
                                 230 Park Avenue
                          New York, New York 10169-0079
                                  (212)818-9200

September 18, 1998

Tandy Corporation
100 Throckmorton Street, Suite 1800
Fort Worth, Texas  76102

Dear Sirs:

You have requested our opinion connection with a Registration Statement on Form S-8 to be filed by Tandy Corporation (the "Company") with the Securities and Exchange Commission for registration pursuant to the Securities Act of 1933, as amended, of (i) units of participation to be offered in, and (ii) shares of Company common stock, par value $1.00 per share, and Preferred Share Purchase Rights appurtenant thereto, to be purchased by the Tandy Employee Supplemental Stock Program (the "Program").

As counsel for the Company, we are familiar with the Program, and with the corporate proceedings relating thereto. Based thereon, it is our opinion that the interests in the Program and securities of the Company registered for purchase thereunder will, when sold or issued, be legally issued, fully paid and non-assessable, provided, in the case of original issue shares (if any), the Company receives as consideration an amount at least equal to the par value thereof.

As such counsel it is our further opinion that the provisions of the written documents constituting the Program comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), relating to such provisions. We note that our opinion is based on the laws, regulations and rulings currently in effect under ERISA and there is no assurance that such laws, regulations and rulings may not change or be the subject of further interpretation by the Department of Labor.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part thereof.

                                Very truly yours,

                                SATTERLEE STEPHENS BURKE & BURKE LLP



                                 By:    /s/   Dwight A. Kinsey
                                        A Member of the Firm